Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of Sensytech, Inc. of our report dated December 16, 2003, except for Note 15, which the date is July 15, 2004, relating to the financial statements, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania
September 3, 2004